Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-123914 and 333-73124

Prospectus supplement

(to prospectus dated April 20, 2005)

3,000,000 shares

Common stock

This is a public offering of 3,000,000 shares of common stock of Myriad Genetics, Inc.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol MYGN. On February 8, 2007, the last reported sale price of our common stock on the NASDAQ Global Select Market was $36.15 per share.

	Per share	Total

Public offering price	$35.90	$107,700,000

Underwriting discount	$0.75	$2,250,000

Proceeds, before expenses, to Myriad Genetics	$35.15	$105,450,000

We have granted the underwriter an option for a period of 30 days to purchase up to 450,000 additional shares of common stock to cover any overallotments.

Investing in our common stock involves a high degree of risk. See “ Risk factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

February 8, 2007

Myriad, our graphical logo, Azixa™, BRACAnalysis®, COLARIS®, Flurizan™ and Melaris® are our trademarks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain trademarks of other companies.

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Myriad,” “we,” “us,” or “our” refer to Myriad Genetics, Inc., a Delaware corporation, and its subsidiaries.

i

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of common stock, preferred stock, depositary shares, warrants and debt securities in one or more offerings from time to time up to a total dollar amount of $300,000,000, of which this offering is a part, and for which we currently have approximately $151.1 million of securities available for sale. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the sections entitled “Where you can find more information” and “Incorporation of documents by reference.”

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front cover of the prospectus supplement or the accompanying prospectus and information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus is accurate as of any other date.

ii

Forward-looking statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus, and they may also be made a part of this prospectus supplement and the accompanying prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in “Risk factors,” beginning on page S-6 of this prospectus supplement, as well as those set forth in our other SEC filings incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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Prospectus supplement summary

This summary highlights only some of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this entire document carefully, including the section entitled “Risk factors” beginning on page S-6 regarding our company and the common stock being sold in this offering.

Overview

We are a leading biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. We employ a number of proprietary technologies that permit us to understand the genetic basis of human disease and the role that genes and their related proteins play in the onset and progression of disease. We use this information to guide the development of new healthcare products that will treat major diseases and assess a person’s risk of disease later in life.

We believe that the future of medicine lies in the creation of new classes of drugs that treat the underlying cause, not just the symptoms, of disease and that may be useful in disease prevention. By understanding the genetic basis of disease, we believe we will be able to develop drugs that are safer and more efficacious. In addition, we believe that advances in the emerging field of molecular diagnostics will improve our ability to determine which patients are subject to a greater risk of developing these diseases and who therefore would benefit from preventive therapies.

Understanding the cause of disease at the molecular level can be very useful in determining how best to treat the disease. Historically, technologies used to discover pharmaceutical products that treat the symptoms of diseases have been less effective against complex diseases that arise through a combination of genetic and environmental factors, such as cancer and Alzheimer’s disease. In order to treat complex diseases effectively, it is imperative to understand how the body uses its genetic information, how the disruption of important biological pathways can lead to disease, and how drugs can be developed to prevent, modify, or halt disease progression. As we learn more about the genetic basis of disease, we believe that we will be able to develop drugs that are more effective and have fewer side effects.

Molecular diagnostic products

Our molecular diagnostic business encompasses efforts in both predictive medicine and personalized medicine. Predictive medicine analyzes genes and their mutations to assess an individual’s risk for developing disease later in life. Personalized medicine analyzes genes and their mutations to assess a patient’s risk of disease progression, disease recurrence, and drug response and toxicity. To date we have launched four commercial molecular diagnostic products. We market these products through our own 135-person sales force in the United States and we have entered into marketing collaborations with other organizations in selected foreign countries. Molecular diagnostic revenue was $34.2 million and $65.0 million for the three and six months ended December 31, 2006, respectively, representing increases of 46% and 45% over revenues of $23.4 million and $44.9 million for the same periods in the prior year. Our current commercial molecular diagnostic products are described below:

•	BRACAnalysis®: molecular diagnostic product for breast and ovarian cancer. BRACAnalysis is a comprehensive analysis of the BRCA1 and BRCA2 genes for assessing a woman’s risk for breast and ovarian cancer. A woman who tests positive with the BRACAnalysis test has an 82% risk of developing breast cancer during her lifetime and up to a 54% risk of developing ovarian cancer. BRACAnalysis provides important information that we believe will help the patient and her physician make better informed lifestyle, surveillance, preventive medication and treatment decisions. As published in the Journal of the National Cancer Institute, researchers have shown that pre-symptomatic individuals who have a high risk of developing breast cancer can reduce their risk by approximately 50% with appropriate preventive therapies. Additionally, as published in the New England Journal of Medicine, researchers have shown that pre-symptomatic individuals who carry gene mutations can lower their risk of developing ovarian cancer by approximately 60% with appropriate preventive therapies.

•

COLARIS®: molecular diagnostic product for colon cancer and uterine cancer.    COLARIS is a comprehensive analysis of the MLH1 and MSH2 genes for determining a person’s risk of developing colon cancer or uterine cancer. Individuals who carry a deleterious mutation in one of the two colon cancer genes in the COLARIS test have a greater than 80% lifetime risk of developing colon cancer and women have a 60% lifetime chance of developing uterine cancer. Highly effective preventive measures include colonoscopy and the removal of precancerous polyps. Through proper application of screening and polyp removal, colon cancer is a preventable disease.

•

COLARIS AP®: molecular diagnostic product for colon cancer.    COLARIS AP detects mutations in the APC and MYH genes, which cause a colon polyp-forming syndrome known as Familial Adenomatous Polyposis (FAP) and a more common variation of the syndrome known as attenuated FAP. Individuals who carry a deleterious mutation in the APC or MYH gene may have a greater than 90% lifetime risk of developing colon cancer. Effective preventive measures include colonoscopy and the removal of pre-cancerous polyps and prophylactic surgery.

•

MELARIS®: molecular diagnostic product for melanoma.    MELARIS analyzes mutations in the p16 gene to determine genetic susceptibility to malignant melanoma, a deadly form of skin cancer. Individuals who test positive for MELARIS have a 75-fold increased risk of developing melanoma during their lifetimes as compared to the general population. MELARIS, which assesses a person’s risk of developing melanoma, provides important information that we believe will be useful in the surveillance and prevention of melanoma. Melanoma can be prevented through appropriate screening and a specific threshold of action for mutation carriers, in which pre-cancerous lesions are removed before cancer can develop.

Therapeutic products in development

Myriad researchers have made important discoveries in the fields of cancer, Alzheimer’s disease, and infectious diseases such as AIDS. These discoveries point to novel disease pathways that we believe may pave the way for the development of new classes of drugs. We intend to develop and, subject to regulatory approval, market our therapeutic products in the area of cancer, Alzheimer’s disease and viral disease.

We currently have four proprietary drug candidates. Three of these drug candidates are currently in six human clinical trials, and a number of other promising drug candidates are in late-stage preclinical development. Our most advanced drug development programs are described below:

•	Flurizan™: drug candidate for Alzheimer’s disease. Flurizan, our lead therapeutic candidate for the treatment of Alzheimer’s disease, is the first in a new class of drug candidates known as

Selective Amyloid Beta Lowering Agents, or SALAs. We have initiated two Phase 3 clinical trials in patients with mild Alzheimer’s disease. The first Phase 3 trial is a two-arm study (800 mg twice daily and placebo) which has completed the enrollment of 1,684 patients in 130 centers in the United States and is designed to assess the ability of Flurizan to reduce the rate of cognitive decline and decline in activities of daily living over an 18-month period. The second Phase 3 trial is also a two-arm study (800 mg twice daily and placebo) and is currently enrolling 800 patients in 100 centers in Europe, Canada and the United States. This study is also designed to assess the ability of Flurizan to reduce the rate of cognitive decline and decline in overall function, such as judgment, problem-solving, behavior, and orientation over an 18-month period.

•

Azixa™: drug candidate for solid cancer tumors and brain metastases.    Azixa is a novel, small-molecule tubulin inhibitor that has recently completed two Phase 1 human clinical trials. These trials used an escalating dose regimen designed to evaluate the safety and pharmacokinetic profile of Azixa in patients with advanced solid tumors and metastatic brain tumors. Subject to FDA approval, we anticipate initiating Phase 2 human clinical trials to evaluate Azixa for the treatment of brain tumors in the near future. These studies will be designed to generate additional safety data and to assess the ability of Azixa to improve the survival of patients with brain tumors. In preclinical studies Azixa demonstrated the ability to effectively cross the blood-brain barrier and was not subject to multiple drug resistance.

•

MPC-2130: drug candidate for blood cancers.    Our drug candidate MPC-2130, a novel apoptosis-inducing small molecule, is in Phase 1 clinical testing. The study is designed to evaluate the safety and pharmacokinetic profile of MPC-2130 in patients with hematologic cancers as well as refractory cancers that have progressed despite previous chemotherapy. In preclinical studies, MPC-2130 demonstrated cancer cell killing activity in ovarian cancer and prostate cancer as well as two lymphoma cell lines, Burkitt’s lymphoma and T-cell lymphoma. In addition, MPC-2130 was not subject to multiple drug resistance and was able to cross the blood-brain barrier.

•

MPC-0920: drug candidate for thrombosis.    We have initiated a Phase 1 human clinical trial for our drug candidate MPC-0920, an orally available direct thrombin inhibitor. The study uses an escalating dose regimen designed to evaluate the safety, pharmacokinetic, and pharmacodymanic profile of MPC-0920 in healthy volunteers. MPC-0920 has demonstrated characteristics that may offer improvements over traditional anticoagulants, which have limitations such as non-selectivity, inability to effect thrombin-bound fibrin, and drug and food interactions.

•

MPI-49839: drug candidate for AIDS.    MPI-49839, an orally available viral maturation inhibitor, is in late-stage preclinical development for the treatment of AIDS. As published in the scientific journal Cell in October 2001, our scientists and their collaborators discovered the viral budding and maturation mechanism in HIV and other viruses. This discovery led to the development of MPI-49839, which is one of a new class of drug candidates for the treatment of AIDS. MPI-49839 has demonstrated strong anti-HIV activity and has been shown to be active against many of the drug resistant strains of HIV. MPI-49839 is in late-stage preclinical development in preparation for human clinical testing in the future.

We have also entered into strategic partnerships and collaborative relationships to discover genes and proteins associated with human disease, elucidate protein networks and disease pathways,

screen small molecule libraries against drug target assays, develop novel drug candidates, and sequence the genome of entire organisms. We are currently undertaking collaborative research and development work with a number of organizations, including Abbott Laboratories, Instituto Agrario di San Michele all’Adigea and various entities within the National Institutes of Health. These collaborations allow us to further develop and utilize our technologies and to generate revenue.

Recent events

On January 8, 2007 we announced the results of our human clinical trial of MPC-7869 (R-flurbiprofen) in prostate cancer. The clinical trial was designed to evaluate the safety of MPC-7869 and to consider its potential efficacy in slowing the rate of progression of prostate cancer among 246 patients with advanced disease. The primary clinical endpoint of the trial was the time to systemic disease progression. Statistical significance was not achieved for the endpoint, and therefore we do not intend to pursue further development of this compound in cancer. Instead, we will continue to concentrate our efforts on the compound’s demonstrated activity in Alzheimer’s disease. The study showed no significant differences in either adverse events or serious adverse events between the placebo and drug-treated arms. The study showed that MPC-7869 was well tolerated over long-term administration in an elderly population, confirming the data from previous studies.

On February 6, 2007, we announced that, after recent discussions with the United States Food and Drug Administration and further analysis of the our Phase 2 data, the we have determined to continue our U.S. Phase 3 trial of Flurizan in the United States, through to its full 18-month term, without conducting an interim analysis of the data at 12 months. Additionally, we announced that the governing bodies that regulate generic drug names have assigned to Flurizan a generic name with a new word stem that identifies it as the first member of a new class of compounds known as Selective Amyloid Lowering Agents, or SALAs. Flurizan is the first to receive the new word stem, “—flurbil,” and will now be known generically as “tarenflurbil.” Both the United States Adopted Names Council and the International Nonproprietary Names organization have assigned this new generic name to Flurizan, providing a consistent compound-specific name across all markets.

Other information

We are a Delaware corporation. Our principal executive offices are located at 320 Wakara Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-3600. Our web site address is www.myriad.com. The information contained on our web site is not incorporated by reference into this prospectus supplement. We have included our web site address in this prospectus supplement only as an inactive textual reference and do not intend it to be an active link to our web site.

The offering

Common stock offered by Myriad Genetics	3,000,000 shares

Common stock to be outstanding after this offering	42,942,476 shares

Use of proceeds

We intend to use the net proceeds we receive from this offering for general corporate purposes, to advance drug development, including our preclinical studies and clinical trials, to further our molecular diagnostic product strategy, to develop or in-license new technologies, for general working capital and for possible future acquisitions. See “Use of proceeds” on page S-9.

Risk factors

See “Risk factors” beginning on page S-6 and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	MYGN

The number of shares of common stock to be outstanding after the offering is based on 39,942,476 shares of common stock outstanding as of February 1, 2007. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter will not exercise its overallotment option.

The number of shares of common stock to be outstanding after this offering does not take into account:

•	8,416,769 shares of common stock issuable upon the exercise of stock options outstanding as of February 1, 2007 at a weighted average exercise price of $26.01 per share;

•	30,000 shares of common stock issuable upon the exercise of warrants outstanding as of February 1, 2007 at a weighted average exercise price of $40.00 per share;

•	1,540,392 shares of common stock reserved for future awards under our 2003 Employee, Director and Consultant Stock Option Plan, as amended, as of February 1, 2007; and

•	430,283 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan as of February 1, 2007.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, in evaluating our business before purchasing any of our common stock. If any of these risks, or other risks not presently known to us or that we currently believe are not significant, develops into an actual event, then our business, financial condition and results of operations could be adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our common stock and this offering

Our stock price is highly volatile, and our stock may lose all or a significant part of its value.

The market prices for securities of biotechnology companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly since public trading commenced in October 1995, and it is likely that the market price will continue to fluctuate in the future. In the two years ended December 31, 2006, our stock price has ranged from $15.06 per share to $31.87 per share. In addition, the stock market has experienced extreme price and volume fluctuations.

Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:

•

the progress and results of our two current Phase 3 clinical trials of Flurizan for the treatment of Alzheimer’s disease and any additional trials that may be required by the FDA or that we may initiate on our own;

•

the progress and results of our planned Phase 2 clinical trials of Azixa for the treatment of cancer and any additional trials that may be required by the FDA or that we may initiate based on the Phase 2 results;

•	the progress and results of our Phase 1 clinical trials for MPC-2130 and MPC-0920 and any future trials that may be required by the FDA or that we may initiate based on the Phase 1 results;

•	the results of our preclinical studies and testing for our preclinical programs and any decisions to initiate clinical trials if supported by the preclinical results;

•	the costs, timing and outcome of regulatory review of Flurizan, Azixa, MPC-2130, MPC-0920, and any other preclinical drug candidates that progress to clinical trials;

•	the costs of establishing sales and marketing functions and of establishing commercial manufacturing capacities if any of our drug candidates is approved;

•	the scope, progress, results and cost of preclinical development, clinical trials and regulatory review of any new drug candidates we may discover or acquire;

•	the progress, results and cost of developing personalized medicine products and additional molecular diagnostic products for our molecular diagnostic business;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

•	our ability to enter into strategic collaborations, licensing or other arrangements favorable to us;

•	the costs to satisfy our obligations under potential future collaborations;

•	the timing, receipt and amount of sales or royalties, if any, from Flurizan, Azixa, MPC-2130, MPC-0920, and any other drug candidates.

•	our entry into or the loss of a significant collaboration;

•	results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	failure or delays in advancing drug candidates from our preclinical programs, or other drug candidates we may discover or acquire in the future, into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays or other problems with manufacturing our drug candidates or approved products;

•	regulatory developments or enforcement in the U.S. and foreign countries;

•	developments or disputes concerning patents or other proprietary rights involving us directly or otherwise affecting the industry as a whole;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	changes in estimates or recommendations by securities analysts relating to our common stock or the securities of our competitors;

•	failure to meet estimates or recommendations by securities analysts that cover our common stock;

•	public concern over our drug candidates or any approved products;

•	litigation;

•	future sales or anticipated sales of our common stock by us or our stockholders;

•	general market conditions;

•	changes in the structure of health care payment systems;

•	failure to sustain revenue growth or margins in our predictive medicine business;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	seasonal slowness in sales, particularly in the quarters ending September 30 and March 31, the effects of which may be difficult to understand during periods of overall growth;

•	economic, healthcare and biotechnology trends, disasters or crises and other external factors; and

•	period-to-period fluctuations in our financial results.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit regardless of the outcome. Such a lawsuit could also divert the time and attention of our management.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $35.90 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $27.97 per share in the net tangible book value of the common stock. See “Dilution” at page S-11 for a more detailed discussion of the dilution you will incur in this offering.

Additional Risks Related to Our Business, Industry and an Investment in our Common Stock

For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2006, as filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which have been incorporated by reference into the accompanying prospectus.

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $105.2 million, after deducting the underwriting discount and estimated offering expenses. If the underwriter exercises its overallotment option in full, we estimate that the net proceeds will be approximately $121.0 million. We intend to use the net proceeds from this offering for general corporate purposes, to advance drug development, including our preclinical studies and clinical trials, to further our molecular diagnostic product strategy, to develop or in-license new technologies, for general working capital and for possible future acquisitions. We have no current plans, agreements or commitments for any acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

Dividend policy

We have never declared or paid any dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Capitalization

The following table summarizes our capitalization as of December 31, 2006 on an actual basis and as adjusted to reflect our sale of 3,000,000 shares of common stock at the public offering price of $35.90 per share, after deducting the estimated underwriting discount and estimated offering expenses we expect to pay. You should read this information in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Amounts representing common stock outstanding on December 31, 2006 exclude the following:

•	8,474,120 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2006 at a weighted average exercise price of $25.94 per share;

•	30,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2006 at a weighted average exercise price of $40.00 per share;

•	1,528,250 shares of common stock reserved for future awards under our 2003 Employee, Director and Consultant Stock Option Plan, as amended, as of December 31, 2006; and

•	430,283 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2006.

As of December 31, 2006 (in thousands, except share data)	Actual	As adjusted

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized 60,000 shares; 39,897 shares issued and outstanding; 42,897 shares issued and outstanding, as adjusted	399	429
Additional paid-in capital	474,391	579,561
Accumulated other comprehensive loss	(281)	(281)
Accumulated deficit	(238,659)	(238,659)

Total stockholders’ equity	235,850	341,050

Total capitalization	235,850	341,050

Dilution

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at December 31, 2006 was $235.2 million, or $5.89 per share, based on 39,897,267 shares of our common stock outstanding. After giving effect to the sale of 3,000,000 shares of common stock by us at the public offering price of $35.90 per share, less the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value at December 31, 2006, would be $340.4 million, or $7.93 per share. This represents an immediate increase in the net tangible book value of $2.04 per share to existing stockholders and an immediate dilution of $27.97 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$35.90
Net tangible book value per share as of December 31, 2006	$5.89
Increase per share attributable to new investors	2.04

Net tangible book value per share after this offering		7.93

Dilution per share to new investors		$27.97

The number of shares of our common stock outstanding as of December 31, 2006 does not include the following:

•	8,474,120 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2006 at a weighted average exercise price of $25.94 per share;

•	30,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2006 at a weighted average exercise price of $40.00 per share;

•	1,528,250 shares of common stock reserved for future awards under our 2003 Employee, Director and Consultant Stock Option Plan, as amended, as of December 31, 2006; and

•	430,283 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2006.

To the extent options outstanding as of December 31, 2006 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriter named below. We have entered into an underwriting agreement with the underwriter named below. Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase the number of shares of common stock set forth opposite its name in the following table:

Underwriter	Number of shares

J.P. Morgan Securities Inc.	3,000,000

The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriter must purchase all of the shares if it purchases any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s overallotment option described below.

Overallotment option

We have granted the underwriter an option to purchase up to 450,000 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.

Underwriting discounts and commissions

Shares sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, and subject to the terms thereof, the underwriter will be obligated to purchase the shares at the price and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to 450,000 additional shares.

	No exercise	Full exercise

Per share	$0.75	$0.75
Total	$2,250,000	$2,587,500

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $250,000.

Restrictions on sales of similar securities

We have entered into a lock-up agreement with the underwriter by which we may not, without the prior written approval of J.P. Morgan Securities Inc., subject to certain permitted exceptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock. These restrictions will be in effect for a period of 60 days after the date of the final prospectus supplement. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 60-day restricted period or if, prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions imposed by the underwriter lock-up agreement will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. At any time and without public notice, J.P. Morgan Securities Inc. may, in its sole discretion, release all or some of the securities from this lock-up agreement.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

NASDAQ Global Select Market Listing

Our common stock is traded on the NASDAQ Global Select Market under the symbol “MYGN.”

Price stabilization, short positions

The underwriter may engage in overallotment, stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•

Overallotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by either exercising its overallotment option or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriter sells more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

J.P. Morgan Securities Inc., the underwriter in this offering, has previously performed investment banking and advisory services for us for which they received customary fees and expenses. In addition, the underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the underwriter by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah. Members of Mintz Levin and certain members of their families and trusts for their benefit own an aggregate of approximately 2,000 shares of our common stock.

Experts

The consolidated financial statements and schedule of Myriad Genetics, Inc. as of June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the related consolidated financial statement schedule for each of the years in the three-year period ended June 30, 2006 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

MYRIAD GENETICS, INC.

$300,000,000

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

We may from time to time issue up to $300,000,000 aggregate principal amount of common stock, preferred stock, depositary shares, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “ RISK FACTORS” ON PAGE 5.

Our common stock is listed on the Nasdaq National Market under the symbol “MYGN.” On April 4, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $17.30 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is April 20, 2005.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.”

This prospectus may not be used to consummate sales of securities, unless it is accompanied by a prospectus supplement covering those securities. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Our business

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risk. Therefore, carefully consider the information provided under the heading “Risk Factors” on page 5.

We are a leading biopharmaceutical company focused on the development and marketing of novel therapeutic and molecular diagnostic products. We employ a number of proprietary technologies that permit us to understand the genetic basis of human disease and the role that genes and their related proteins play in the onset and progression of disease. We use this information to guide the development of new healthcare products that treat major diseases and assess a person’s risk of disease later in life.

We believe that the future of medicine lies in the creation of new classes of drugs that treat the underlying cause, not just the symptoms, of disease and that may be useful in disease prevention. By understanding the genetic basis of disease, we believe we will be able to develop drugs that are safer and more efficacious. In addition, we believe that advances in the emerging field of predictive medicine will improve our ability to determine which patients are subject to a greater risk of developing these diseases and who therefore would benefit from these new preventive therapies.

Myriad researchers have made important discoveries in the fields of cancer, Alzheimer’s disease and infectious diseases such as AIDS. We intend to independently develop and, subject to regulatory approval, market our therapeutic products in these areas. These discoveries point to novel disease pathways that may pave the way for the development of new classes of drugs.

Flurizan, our lead therapeutic candidate for the treatment of Alzheimer’s disease, is currently the subject of a phase 2 human clinical study in Europe and Canada and a phase 3 human clinical study in the United States. The phase 2 study is designed to assess Flurizan’s efficacy for the treatment of patients with mild to moderate Alzheimer’s disease and is expected to conclude its clinical study period in March 2005. The phase 3 trial is designed to determine Flurizan’s ability to alter the course of cognitive decline and behavioral change in patients with mild to moderate Alzheimer’s disease. Flurizan is also in a large, multi-center phase 2b human clinical trial in the U.S. for the treatment of patients with pre-metastatic prostate cancer.

On March 1, 2005 we announced the submission of an Investigational New Drug (IND) application to the FDA to begin a phase 1 clinical study for our cancer drug candidate MPC-6827. This new human clinical study is designed to evaluate the safety and pharmacokinetic profile of MPC-6827 in patients with metastatic brain cancer. MPC-6827 is also the subject of a phase 1 study to evaluate its safety and pharmacokinetic profile in patients with advanced solid tumors, in an escalating dose regimen. In preclinical testing MPC-6827 has demonstrated the ability to inhibit tumor growth in animal models of human melanoma and cancers of the ovary, breast, prostate, colon, and pancreas and was shown to be effective against cancers that have developed multiple drug resistance.

In December 2004, we announced the submission of an IND to begin a phase 1 clinical study with our cancer drug candidate MPC-2130, a broad-acting inducer of programmed cell death, or apoptosis. The phase 1 clinical study is designed to valuate the safety and pharmacokinetic profile of MPC-2130 in patients with advanced metastatic tumors or blood cancers as well as refractory cancer that has progressed despite previous chemotherapy. In preclinical studies MPC-2130 has demonstrated significant cancer cell killing activity in ovarian cancer, prostate cancer and two lymphoma cell lines, Burkitt lymphoma and T-cell lymphoma. MPC-2130 was also shown to be effective against cancers that have developed multiple drug resistance.

We also have developed and commercialized a number of innovative predictive medicine products, including BRACAnalysis, which assesses a woman’s risk of developing breast and ovarian cancer, COLARIS and COLARIS AP, which determine a person’s risk of developing colon cancer, and MELARIS, which assesses a person’s risk of developing malignant melanoma, a deadly form of skin cancer. In the United States we market these products using our own 100 person sales force.

We have devoted substantially all of our resources to undertaking our drug discovery and development programs, operating our predictive medicine business, and continuing our research and development efforts. Our revenues have consisted primarily of sales of predictive medicine products and research payments. We expect to incur losses for at least the next several years, primarily due to the expansion of our drug discovery and development efforts, the initiation and continuing conduct of human clinical trials, the launch of new predictive medicine products, the continuation of our internal research and development programs, and expansion of our facilities. Additionally, we expect to incur substantial sales, marketing and other expenses in connection with building our pharmaceutical and predictive medicine businesses. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. We have yet to attain profitability and, for year ended June 30, 2004, we had a net loss of $40.6 million. As of June 30, 2004 we had an accumulated deficit of $139.3 million.

We are a Delaware corporation. Our principal executive offices are located at 320 Wakara Way, Salt Lake City, Utah 84108. Our telephone number is (801) 584-3600. Our website is http://www.myriad.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which have been filed with the SEC are available to you free of charge through a hyperlink on our internet website. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Myriad, our graphical logo, BRACAnalysis, COLARIS, COLARIS AP, Flurizan, MELARIS, PROLARIS, ProNet, and ProSpec are our trademarks. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference may contain trademarks of other companies.

Risk factors

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”

Special note regarding forward-looking statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that we may not be able to timely obtain drug compound being used in our clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and manufacture, market, and sell our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing systems; our ability to protect our proprietary technologies; patent-infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally. Please also see the discussion of risks and uncertainties under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Company or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Use of proceeds

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, to advance drug development and regulatory approvals, including our preclinical studies and clinical trials, to advance the manufacturing, marketing and sale of approved drug candidates, to further our predictive medicine product strategy, to develop new technologies, for general working capital and for possible future acquisitions. We have no current plans, agreements or commitments for any acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

The securities we may offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;
•	preferred stock;
•	depositary shares;
•	debt securities; and/or
•	warrants.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of common stock

The description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended and our restated bylaws.

We are authorized to issue 60,000,000 shares of common stock, $0.01 par value per share. As of April 4, 2005, there were approximately 30,760,472 shares of common stock outstanding.

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer agent and registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Shareholder rights

On July 16, 2001, our Board of Directors adopted a shareholder rights plan (the “Rights Agreement”) and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share common stock to stockholders of record at the close of business on July 17, 2001. On August 16, 2002, we amended the Rights Agreement to name American Stock Transfer & Trust Company, our transfer agent, as the rights agent under the agreement. Each right only becomes exercisable and transferable apart from the common stock at the earlier of (i) 10 days following a public announcement or disclosure that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (the “Stock Acquisition Date”); or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person, entity or group becoming an Acquiring Person as defined in the Rights Agreement.

Initially, each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Unit”) of our Series A Junior Participating Preferred Stock, $0.01 par value per share, at a purchase price of $300.00 per Unit. If (i) the Company is the surviving corporation in a merger with an Acquiring Person and its common stock is not changed or exchanged, (ii) a person, entity or group becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of common stock which the Board determines to be fair to, and otherwise in the best interests of, the Company and its stockholders), (iii) an Acquiring Person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement, or

(iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person’s ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right (other than Rights held by an Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock which equals the exercise price of the Right divided by one-half of the current market price of the common stock at the date of the occurrence of the event.

In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date. The Rights will expire at the close of business on July 17, 2011, unless earlier redeemed by the Company in accordance with the Rights Agreement

Delaware law and certain charter and by-law provisions

The provisions of Delaware law and of our restated certificate of incorporation, as amended, and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Myriad Genetics.

Delaware statutory business combinations provision.    In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified board of directors.    Our board of directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only the board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only the board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance notice provisions for stockholder proposals and stockholder nominations of directors.    Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by not less than 60 days nor more than 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special meetings of stockholders.    Special meetings of the stockholders may be called only by the chairman of our board of directors, the chief executive officer or president with the approval of the executive committee of the board of directors, or the entire board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No stockholder action by written consent.    Our restated certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Shareholders rights plan.    We have adopted a shareholder rights plan, as discussed above under the caption “Shareholder rights.”

Super-majority stockholder vote required for certain actions.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions.” This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote will also be required for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a simple majority vote of the board of directors.

Description of preferred stock

We are authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock, $0.01 par value per share, having rights senior to those of our common stock. As of April 6, 2005, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the preferred stock.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Description of depositary shares

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our restated certificate of incorporation, as amended, and the certificate of amendment for the applicable series of preferred stock that will be, filed with the Securities and Exchange Commission.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Myriad Genetics, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary:

•	the number of whole shares of preferred stock underlying their depositary shares; and

•	payment of any unpaid amount due to the depositary.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor Myriad Genetics will be liable if either the depositary or Myriad Genetics is prevented or delayed by law or any circumstance beyond either the depositary or Myriad Genetics’ control in performing their respective obligations under the deposit agreement. Myriad Genetics’ obligations and the depositary’s obligations will be limited to the performance in good faith of Myriad Genetics or the depositary’s respective duties under the deposit agreement. Neither the depositary nor Myriad Genetics will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Myriad Genetics and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

Description of debt securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depositary will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or exchange rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for our common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, merger or sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of default under the indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of indenture; waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, exchange, and transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information concerning the debenture trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and paying agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of subordinated notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Description of warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Salt Lake City, Utah time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of rights by holders of warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Legal ownership of securities

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-entry holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street name holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special considerations for indirect holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special situations when a global security will be terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Plan of distribution

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or other terms, how potential investors may participate in the auction and the nature of the underwriter’s obligations in the related supplement to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Legal matters

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 2,000 shares of common stock of the Company.

Experts

The consolidated financial statements of Myriad Genetics, Inc. as of June 30, 2004 and 2003 and for each of the years in the three-year period ended June 30, 2004 and the related consolidated financial statement schedule for each of the years in the three-year period ended June 30, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC web site.

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the

Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to find more information.” The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 0-26642);

(b)	Our Definitive Proxy Statement filed on October 15, 2004 (File No. 0-26642).

(c)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 (File No. 0-26642);

(d)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 (File No. 0-26642);

(e)	Our Current Reports on Form 8-K filed on November 12, 2004, December 9, 2004, December 28, 2004, January 12, 2005, February 23, 2005, February 23, 2005, March 1, 2005, March 24, 2005, March 25, 2005, and April 15, 2005 (File No. 0-26642);

(f)	The description of the Common Stock contained in our Registration Statement on Form 8-A (File No. 0-26642) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on August 17, 1995, including any amendment or report filed for the purpose of updating such description;

(g)	The description of the Preferred Share Purchase Rights contained in the our Registration Statement on Form 8-A (File No. 0-26642) filed on July 18, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Investor Relations, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. Our telephone number is (801) 584-3600.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

3,000,000 shares

Common stock

Prospectus supplement

JPMorgan

February 8, 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.